Prospectus addendum To the prospectus dated April 8, 2020 and the prospectus supplement dated April 8, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated April 8, 2020 Rule 424(b)(3)
JPMorgan Chase & Co.	JPMorgan Chase Financial Company LLC

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a prospectus dated April 8, 2020 (the “Prospectus”) and a prospectus supplement dated April 8, 2020 (the “Prospectus Supplement”) with the Securities and Exchange Commission. With respect to each preliminary pricing supplement dated prior to the date of this prospectus addendum relating to an offering with a pricing date on or after the date of this prospectus addendum (each, a “Preliminary Pricing Supplement”):

•	all references to the prospectus of JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC dated April 5, 2018 (the “Original Prospectus”) (or to any section of the Original Prospectus) are deemed to refer instead to the Prospectus (or to the corresponding section of the Prospectus); and

•	all references to the prospectus supplement of JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC dated April 5, 2018 (the “Original Prospectus Supplement”) (or to any section of the Original Prospectus Supplement) are deemed to refer instead to the Prospectus Supplement (or to the corresponding section of the Prospectus Supplement).

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have also filed the product supplements set forth under the heading “Replacement Product Supplement” in the table below (each, a “Replacement Product Supplement”) with the Securities and Exchange Commission. With respect to each Preliminary Pricing Supplement, all references to any product supplement set forth under the heading “Original Product Supplement” in the table below (each, a “Original Product Supplement”) (or to any section of that Original Product Supplement) are deemed to refer instead to the relevant Replacement Product Supplement (or to the corresponding section of that Replacement Product Supplement) as set forth in the table below.

Original Product Supplement	Replacement Product Supplement
Product supplement no. 1-I dated April 5, 2018	Product supplement no. 1-I dated April 8, 2020
Product supplement no. 2-I dated April 5, 2018	Product supplement no. 2-I dated April 8, 2020
Product supplement no. 3-I dated April 5, 2018	Product supplement no. 3-I dated April 8, 2020
Product supplement no. 4-I dated April 5, 2018	Product supplement no. 4-I dated April 8, 2020
Product supplement no. 5-I dated April 5, 2018	Product supplement no. 5-I dated April 8, 2020
Product supplement no. 6-I dated April 5, 2018	Product supplement no. 6-I dated April 8, 2020
Product supplement no. MS-1-I dated April 5, 2018	Product supplement no. MS-1-I dated April 8, 2020
Product supplement no. UBS-1-I dated April 5, 2018	Product supplement no. UBS-1-I dated April 8, 2020

In addition, JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed the underlying supplements set forth under the heading “Replacement Underlying Supplement” in the table below (each, a “Replacement Underlying Supplement”) with the Securities and Exchange Commission. With respect to each Preliminary Pricing Supplement, all references to any underlying supplement set forth under the heading “Original Underlying Supplement” in the table below (the “Original Underlying Supplement”) (or to any section of that Original Underlying Supplement) are deemed to refer instead to the relevant Replacement Underlying Supplement (or to the corresponding section of that Replacement Underlying Supplement) as set forth in the table below.

Original Underlying Supplement	Replacement Underlying Supplement
Underlying supplement no. 1-I dated April 5, 2018	Underlying supplement no. 1-I dated April 8, 2020
Underlying supplement no. 2-I dated April 5, 2018	Underlying supplement no. 2-I dated April 8, 2020
Underlying supplement no. 4-I dated February 28, 2020	Underlying supplement no. 3-I dated April 8, 2020
Underlying supplement no. 5-I dated February 28, 2020	Underlying supplement no. 4-I dated April 8, 2020

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this prospectus addendum or any Relevant Supplement, the Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

April 8, 2020